Exhibit 10.14

FIFTH AMENDMENT TO LEASE

AND

TERMINATION OF STOCK PLEDGE AGREEMENT

THIS FIFTH AMENDMENT TO LEASE AND TERMINATION OF STOCK PLEDGE AGREEMENT (“Amendment”) is executed as of the 18th day of September, 2003, between THE CAMBAY GROUP, INC., a California corporation (“Landlord”), and UNIFY CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A.            Landlord and Tenant entered into that certain Office Building Lease, dated December 17, 1999 (as amended by that certain First Amendment to Office Building Lease (the “First Amendment”), that certain Second Amendment to Office Building Lease dated March 10, 2000 (the “Second Amendment”), that certain Third Amendment to Office Building Lease dated as of August 30, 2000 (the “Third Amendment”), and that certain Fourth Amendment to Office Building Lease dated January 8, 2002 (the “Fourth Amendment”), collectively, the “Lease”), pursuant to which Tenant leased from Landlord the premises located at 2143 Arena Boulevard in Sacramento, California and more particularly depicted in Exhibit B attached to the Lease (the “Property”).  Landlord and Tenant presently desire to amend the Lease pursuant to the terms and conditions set forth below.

B.            Landlord and Tenant entered into that certain Stock Pledge Agreement, dated as of June 13, 2001 (the “Stock Pledge Agreement”).  Landlord and Tenant presently desire to terminate the Stock Pledge Agreement pursuant to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1.             Security Deposit.  Addendum 50 as set forth in the Third Amendment is hereby deleted, and the following inserted in its place:  “Tenant shall deliver to Landlord, as security for the full and faithful performance of Tenant’s obligations under the Lease, a security deposit (“Security Deposit”) in the total amount of Seventy Five Thousand and No/100 Dollars ($75,000.00) in cash, which will be provided in nine equal monthly installments of Eight Thousand Three Hundred Thirty Three and 33/100 Dollars ($8,333.33) each on the first day of each calendar month from October 1, 2003 through and including June 1, 2004.  The Security Deposit shall be returned to Tenant upon satisfaction of the following:

A.            Tenant achieves a net annual income equal to four (4) times the annual rent, as provided in this Lease, and

B.            Tenant’s net worth as a company is Four Million Dollars ($4,000,000) above the stated net worth, that shall be established upon completion of the current audit.”

2.             Termination of Stock Pledge Agreement.  Effective immediately upon Landlord’s receipt of the entire Security Deposit (i.e., all nine (9) installments) in accordance with Section 1 of this Fifth Amendment, the Stock Pledge Agreement shall automatically terminate without further action of Landlord or Tenant, and thereafter neither party shall have any further rights or obligations thereunder.

3.             Effect of Amendment.  Except as expressly modified by this Amendment, the Lease shall continue in full force and effect according to its terms, and the parties hereby ratify and affirm all their respective rights and obligations under the Lease.  In the event of any conflict between this Amendment and the Lease, this Amendment shall govern.

4.             Counterparts.  This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute the same document.

IN WITNESS WHEREOF, the parties hereto have executed this document as of the date and year first above written.

Landlord:	Tenant:

THE CAMBAY GROUP, INC.	UNIFY CORPORATION
a California corporation	a corporation

By:	By:
Name:	Name:
Its:	Its: